Exhibit 8



                      [FOLEY, HOAG & ELIOT LLP LETTERHEAD]



                                                           September 14, 1998

SEACOAST FINANCIAL SERVICES CORPORATION
791 Purchase Street
New Bedford, Massachusetts  02740-2101

SANDWICH BANCORP, INC.
100 Old King's Highway
Sandwich, Massachusetts 02563

Ladies and Gentlemen:

         We have acted as counsel to Seacoast Financial Services Corporation ("Seacoast Financial"), a Massachusetts mutual holding company, and Compass Bank for Savings ("Compass Bank"), a Massachusetts savings bank and wholly-owned subsidiary of Seacoast Financial, in connection with the proposed merger (the "Merger") of a to-be-formed special-purpose subsidiary ("Merger Sub") of Seacoast Financial with and into Sandwich Bancorp, Inc. ("Sandwich"), a Massachusetts corporation and bank holding company, the proposed merger (the "Holding Company Merger") of Sandwich with and into Seacoast Financial, and the proposed merger (the "Bank Merger") of The Sandwich Co-operative Bank ("Sandwich Bank"), a Massachusetts co-operative bank and wholly-owned subsidiary of Sandwich, with and into Compass Bank, in accordance with the Amended and Restated Affiliation and Merger Agreement dated as of March 23, 1998 (the "Agreement") by and among Seacoast Financial, Compass Bank, Sandwich and Sandwich Bank.

         We have examined the law and such papers, including the Agreement, as deemed necessary to render these opinions. As to questions of fact material to our opinions we have relied upon representations set forth in the Agreement (including the Exhibits), and such other documents pertaining to the Merger and the Bank Merger as we have deemed appropriate and necessary, and upon representations of Seacoast Financial, Compass Bank, Sandwich and Sandwich Bank contained in letters of even date addressed to us and attached to this letter (the "Letters of Representation"), without undertaking to verify the same by independent investigation.

         In our examination we have assumed that (i) the Merger and the Bank Merger will be consummated in accordance with the terms of the Agreement; (ii) the Holding Company Merger will be effected prior to the Bank Merger (if the Bank Merger is effected); (iii) each entity that is a party to any of the documents (the "Documents") described in the preceding paragraphs has been duly organized under the laws of its state or country of organization, is validly existing and in good standing under such laws, and is duly qualified and in good


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SEACOAST FINANCIAL
SANDWICH BANCORP, INC.
September 14, 1998
Page 2


standing in each jurisdiction in which it is required to be qualified to engage in the transactions contemplated by the Documents; (iv) each such entity has full power, authority, capacity and legal right to enter into and perform the terms of the Documents and the transactions contemplated thereby; (v) the copies or originals of the Documents furnished to us are authentic (if originals) or accurate (if copies), those that are contracts or instruments are enforceable and effective in accordance with their terms against all parties thereto, and all signatures are genuine; (vi) any representations made in the Documents are, and will continue to be, true and complete, and no default exists under any of the Documents; (vii) the business and affairs of each of the entities that is a party to any of the Documents will be conducted in accordance with the Documents and all relevant laws; (viii) no actions will be taken, no change in any of the Documents will occur, and no other events will occur, after the date hereof, that would have the effect of altering the facts, Documents or assumptions upon which this opinion is based; and (ix) the business reasons for the Merger and the Bank Merger will constitute a valid business purpose, within the meaning of Treasury Regulation section 1.368-1(b) and (c).

         The opinions rendered herein are based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department proposed, temporary and final regulations, judicial decisions, and rulings and administrative interpretations of the Internal Revenue Service (the "IRS"), as each of the foregoing exists on the date hereof. The opinions rendered herein are not binding on the IRS or a court of law, and no assurance can be given that legislative or administrative action or judicial decisions that differ from the opinion rendered below will not be forthcoming. Any such differences could be retroactive to transactions or business operations prior to such action or decisions.

         We express no opinion as to the federal income tax consequences of the Merger and the Bank Merger other than those described below, if any; as to the federal income tax consequences of any transaction other than the Merger and the Bank Merger; or as to any state, local or foreign income or other tax consequences with respect to the Merger and the Bank Merger.

         Based on the foregoing, we are of opinion, as of the date hereof and under existing law, as follows:

         1. Each of the Merger and the Bank Merger will constitute a reorganization within the meaning of Section 368(a) of the Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code;

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SEACOAST FINANCIAL
SANDWICH BANCORP, INC.
September 14, 1998
Page 3


         2. No gain or loss will be recognized by Seacoast Financial, Compass Bank, Sandwich or Sandwich Bank by reason of the Merger or the Bank Merger;

         3. No gain or loss will be recognized by a shareholder of Sandwich to the extent that such shareholder exchanges such shareholder's Sandwich Common Stock solely for 1855 Common Stock;

         4. The basis of the 1855 Common Stock to be received (including any fractional shares deemed received for tax purposes) by a Sandwich shareholder will be the same as the basis of the Sandwich Common Stock surrendered pursuant to the Merger in exchange therefor; and

         5. The holding period of the shares of 1855 Common Stock to be received by a shareholder of Sandwich will include the period during which the shareholder held the shares of Sandwich Common Stock surrendered in exchange therefor, provided that such Sandwich Common Stock is held as a capital asset at the Effective Time.

         We are furnishing this letter to you solely for the purpose of satisfying Section 9.1.6 of the Agreement. We undertake no responsibility to update or supplement our opinion. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. We hereby consent, however, to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the registration statement on Form S-4 filed by Seacoast Financial with the Securities and Exchange Commission. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                                    Very truly yours,

                                                    FOLEY, HOAG & ELIOT LLP

                                                    By: /s/ Richard Schaul-Yoder
                                                        ----------------------
                                                             A Partner